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THE CHINA FUND INC.
For immediate release
Contact Warren Antler
The Altman Group, Inc.
(212) 400-2605 or 888 CHN-CALL or 888 246-2255
wantler@altmangroup.com

                            THE CHINA FUND ANNOUNCES
                  PROPOSED RECORD DATE FOR ITS RIGHTS OFFERING

         Boston, Massachusetts, June 16, 2005--The China Fund, Inc. (the "Fund") (NYSE: CHN), a closed-end management investment company, announced the proposed record date for an anticipated rights offering (the "Offering") of its shares of common stock. Subject to the registration statement for the Offering becoming effective under the Securities Act of 1933, as amended, the Fund will issue to stockholders of record as of June 27, 2005 (the "Record Date") one non-transferable right for each share of common stock held. Three rights will entitle the holder to purchase one share of common stock at the subscription price.

         The estimated subscription price has not yet been determined by the Fund. The subscription price will not be determined until July 29, 2005, the expiration date of the Offering (the "Expiration Date"), and will equal 92.5% of the average of the closing price of the Fund's common stock on the New York Stock Exchange on the Expiration Date of the Offering and for the four immediately preceding trading days, with a requirement that the price be no lower than the net asset value per share of common stock of the Fund at the Expiration Date.

         Stockholders who fully exercise all rights issued to them will be entitled to subscribe for additional shares at the subscription price pursuant to an oversubscription privilege. If all available shares are then subscribed for, the Fund may issue additional shares of an amount up to 25% of the shares available pursuant to the Offering. If all subscription rights are exercised (including the additional 25%), the Fund will issue approximately 4,250,000 shares of its common stock in the Offering.

         The subscription rights are exercisable from June 27, 2005 until, up to and including, 5:00 p.m. New York City time on July 29, 2005, the Expiration Date, unless extended by the Fund.


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         For further information regarding the Fund's rights offering, or to obtain a Prospectus, when available, please contact the Fund's Information
Agent:

                            THE ALTMAN GROUP
                            1275 Valley Brook Avenue
                            Lyndhurst, NJ  07071
                            888 CHN-CALL (246-2255)
                            wantler@altmangroup.com

         Investors should read the prospectus carefully before they invest or send money.

         PLEASE NOTE THAT A REGISTRATION STATEMENT RELATING TO THE FUND'S SHARES OF COMMON STOCK HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THE INFORMATION IN THIS REGISTRATION STATEMENT, AND THIS PRESS RELEASE, IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS COMMUNICATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY, NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                                     (ENDS)